Exhibit 99.1
Element Solutions Increases Second Quarter and Full Year Outlook

MIAMI, Fla., July 7, 2024 – Element Solutions Inc (“ESI” or the “Company”) announced today an increase to its full year 2025 and second quarter outlook. For its second quarter, the Company expects net income in the range of $45 million to $55 million and adjusted EBITDA to be approximately $135 million. The Company has increased its full year adjusted EBITDA guidance to a range of $530 million to $550 million from its prior range of $520 million to $540 million.
President and Chief Executive Officer Benjamin Gliklich said, "Our progress penetrating the fastest growing subsegments of our markets is yielding outstanding results, as data center-related customers and advanced foundries propelled our business this quarter. Furthermore, we continue to see new capacity additions in our supply chain to support AI and its associated network infrastructure requirements. This increases our confidence that the strength this quarter is not a product of demand pull forward associated with tariff and trade dynamics. In our more industrially exposed businesses, we have been able to recapture and retain value through strong price, procurement and productivity activities. Currency has also swung materially to our benefit. In that context, we are increasing our adjusted EBITDA guidance for the full year of 2025. Despite an uneven and uncertain economic backdrop, our operating system and highly capable people continue to deliver strong outcomes for our stakeholders.”
Second Quarter Expectations and Revised Guidance
The Company expects net income in the range of $45 million to $55 million and adjusted EBITDA of approximately $135 million this quarter relative to its prior adjusted EBITDA guidance range of $120 million to $125 million. The Company has also increased its full year 2025 adjusted EBITDA guidance to a range of $530 million to $550 million from its original range of $520 million to $540 million.
About Element Solutions Inc
Element Solutions Inc is a leading specialty chemicals technology company whose businesses supply a broad range of solutions that enhance the performance of products people use every day. Developed in multi-step technological processes, these innovative solutions enable customers' manufacturing processes in several key industries, including consumer electronics, power electronics, semiconductor fabrication, communications and data storage infrastructure, automotive systems, industrial surface finishing, and offshore energy. More information about the Company is available at www.elementsolutionsinc.com.
Non-GAAP Financial Measures
Adjusted EBITDA: Adjusted EBITDA is defined as EBITDA (earnings before interest, provision for income taxes, depreciation and amortization), excluding the impact of additional items included in GAAP earnings which the Company believes are not representative or indicative of its ongoing business or are considered to be associated with its capital structure. Management believes adjusted EBITDA provides investors with a more complete understanding of the long-term profitability trends of ESI's business and facilitates comparisons of its profitability to prior and future periods.
The Company provides second quarter and full year 2025 guidance for adjusted EBITDA on a non-GAAP basis only. Reconciliations of such forward-looking non-GAAP measures to GAAP are excluded in reliance upon the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K due to the inherent difficulty in forecasting and quantifying, without unreasonable efforts, certain amounts that are necessary for such reconciliations, including adjustments that could be made for restructurings, refinancings, impairments, divestitures, integration and acquisition-related expenses, share-based compensation amounts, non-recurring, unusual or unanticipated charges, expenses or gains, adjustments to inventory and other charges reflected in its reconciliations of historic numbers, the amount of which, based on historical experience, could be significant.
Forward-Looking Statements
This release is intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 as it contains "forward-looking statements" within the meaning of the federal securities laws. These statements will often contain words such as "expect," "anticipate," "project," "will," "should," "believe," "intend," "plan," "assume," "estimate," "predict," "seek," "continue," "outlook," "may," "might," "aim," "can have," "likely," "potential" "target," "hope," "goal," "priority," "guidance" or "confident" and variations of such words and similar expressions. Examples of forward-looking statements include, but are not limited to, statements, beliefs, projections and expectations regarding the Company's full year 2025 and second quarter 2025 adjusted EBITDA, market trends and demand for its products, operational execution, foreign exchange rates, and delivering strong outcomes despite the economic backdrop. These projections and statements are based on management's current estimates, assumptions or expectations with respect to future events and financial performance, and are believed to be reasonable, though are inherently uncertain and difficult to predict. In addition, as of the date of this press release, ESI has not completed its financial statement reporting process, and therefore the adjusted EBITDA expectations included herein remain subject to completion of its quarter-end financial close process. Actual results could differ materially from those expressed or implied in the forward-looking statements if one or more of the underlying estimates, assumptions or expectations prove to be inaccurate or are unrealized. Important factors that could cause actual results to differ materially from those suggested by the forward-looking statements include, but are not limited to, the war in Ukraine and the Israel-Hamas conflict and other hostilities in the Middle-East as well as actions in response thereto and their impact on market conditions and the global economy; increases in tariffs and/or imposition of new tariffs and other changes in trade policy, in the U.S. and other countries, and other economic factors that may affect cost structure and demand; capital requirements and need for and availability of financing; the Company's liquidity, cash flows and capital allocation; funding sources and capital expenditures; and the impact of acquisitions, divestitures, restructurings, refinancings, impairments and other unusual items, including the Company's ability to integrate and obtain the anticipated benefits, results and synergies from these items or other related strategic initiatives. Additional information concerning these and other factors that could cause actual results to vary is, or will be, included in the Company's periodic and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise..

CONTACT:

Investor Relations Contact:

Varun Gokarn
Vice President, Strategy and Integration
Element Solutions Inc
1-203-952-0369
IR@elementsolutionsinc.com

Media Contact:
Scott Bisang / Ed Hammond / Tali Epstein
Collected Strategies
1-212-379-2072
esi@collectedstrategies.com